Exhibit 99.1

Company Contact:

Charles R. Daniel, III

Chief Financial Officer

(314) 621-0699

Final For Release

Investor Contacts:

ICR, Inc.

Allison Malkin/Jane Thorn Leeson

(203) 682-8225/(646) 277-1223

BAKERS FOOTWEAR REPORTS THIRD QUARTER FISCAL YEAR 2009 NET SALES

Third Quarter Comparable Store Sales Decrease 5.1%

October Comparable Store Sales Increase 1.4%

ST. LOUIS, MO., November 5, 2009 – Bakers Footwear Group, Inc. (Nasdaq: BKRS), a leading specialty retailer of moderately priced fashion footwear for young women, with 241 stores, today reported net sales for the third quarter of fiscal 2009.

For the thirteen weeks ended October 31, 2009, the Company’s third fiscal quarter, net sales were $39.0 million, decreasing from $41.1 million for the thirteen weeks ended November 1, 2008. Comparable store sales for the third quarter of fiscal 2009 decreased 5.1%, compared to a comparable store sales increase of 4.5% for the third quarter of fiscal 2008.

For the thirty-nine week year-to-date period ended October 31, 2009, net sales were $127.7 million, decreasing from $128.2 million in the thirty-nine week period ended November 1, 2008. Comparable store sales for the first nine months of fiscal 2009 increased 0.2%, compared to a decrease of 0.8% in the first nine months of last year.

Peter Edison, Chairman and Chief Executive Officer of Bakers Footwear Group commented, “Our third quarter sales results included a sequential improvement in our comparable store sales trend throughout the quarter with comps turning positive, up 1.4%, in October, driven by strength in our boot business, which increases as a percentage of our overall business as the quarter progresses. As we begin the holiday season, we remain well positioned and expect to report sales growth in the fourth quarter. Boots remain strong sellers, which bodes well for fourth quarter business."

About Bakers Footwear Group, Inc.

Bakers Footwear Group, Inc. is a national, mall-based, specialty retailer of distinctive footwear and accessories for young women. The Company’s merchandise includes private label and national brand dress, casual and sport shoes, boots, sandals and accessories. The Company currently operates 241 stores nationwide. Bakers’ stores focus on women between the ages of 16 and 35. Wild Pair stores offer fashion-forward footwear to both women and men between the ages of 17 and 29.

THIS PRESS RELEASE CONTAINS FORWARD-LOOKING STATEMENTS (WITHIN THE MEANING OF SECTION 27(A) OF THE SECURITIES ACT OF 1933 AND SECTION 21(E) OF THE SECURITIES EXCHANGE ACT OF 1934). BAKERS FOOTWEAR HAS NO DUTY TO UPDATE

SUCH STATEMENTS. ACTUAL FUTURE EVENTS AND CIRCUMSTANCES COULD DIFFER MATERIALLY FROM THOSE SET FORTH IN THIS STATEMENT DUE TO VARIOUS FACTORS. FACTORS THAT COULD CAUSE THESE CONDITIONS NOT TO BE SATISFIED INCLUDE INABILITY TO SATISFY DEBT COVENANTS, MATERIAL DECLINES IN SALES TRENDS AND LIQUIDITY, MATERIAL CHANGES IN CAPITAL MARKET CONDITIONS OR IN BAKERS FOOTWEAR’S BUSINESS, PROSPECTS, RESULTS OF OPERATIONS OR FINANCIAL CONDITION, INABILITY TO COMPLY WITH NASDAQ LISTING REQUIREMENTS AND OTHER RISKS AND UNCERTAINTIES, INCLUDING THOSE DETAILED IN BAKERS FOOTWEAR’S MOST RECENT ANNUAL REPORT ON FORM 10-K AND OUR MOST RECENT QUARTERLY REPORTS ON FORM 10-Q, INCLUDING THOSE DISCUSSED IN “RISK FACTORS,” IN “MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL POSITION AND RESULTS OF OPERATIONS” AND IN NOTE 2 TO THE FINANCIAL STATEMENTS IN THESE REPORTS, AND IN BAKERS FOOTWEAR’S OTHER FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION.